Exhibit 99.2

[ FEDERAL LIFE LOGO ]

QUESTIONS AND

ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

This pamphlet answers questions about the mutual to stock conversion of Federal Life Mutual Holding Company and the related common stock offering of Federal Life Group, Inc.

ABOUT THE PLAN OF CONVERSION

The board of directors of Federal Life Mutual Holding Company (“Federal Life Mutual”) adopted a Plan of Conversion on March 8, 2018 (the “Plan of Conversion”), whereby Federal Life Mutual will convert from a mutual holding company to a stock company. In connection with the conversion, Federal Life Group, Inc. (“Federal Life Group”), a corporation newly formed by Federal Life Mutual, is conducting an initial public offering of up to 4,600,000 shares of common stock at a purchase price of $10.00 per share. Such shares will constitute all of the outstanding shares of Federal Life Group following completion of the conversion and the stock offering. Immediately following the conversion, all of the outstanding shares of common stock of Federal Life Mutual, as converted to a stock company, will be issued to Federal Life Group. As a result of the conversion, policyholders of Federal Life Insurance Company will no longer be members of Federal Life Mutual.

There will be no change in your premium or in the rights of policyholders to insurance coverage under their existing policies of insurance with Federal Life Insurance Company as a result of the conversion.

The Plan of Conversion has been approved by the Illinois Insurance Commissioner, subject to approval of the Plan of Conversion by the members of Federal Life Mutual. In order to complete the conversion, it is necessary for the Plan of Conversion to receive the affirmative vote of at least two-thirds of the votes cast by the voting members of Federal Life Mutual, so YOUR VOTE IS VERY IMPORTANT. Please return your proxy in the enclosed [COLOR] postage-paid envelope marked “PROXY RETURN.”

THE BOARD OF DIRECTORS OF FEDERAL LIFE MUTUAL URGES MEMBERS TO VOTE “FOR” THE PLAN OF CONVERSION. PLEASE PROMPTLY VOTE, SIGN AND MAIL YOUR PROXY(S).

MUTUAL TO STOCK CONVERSION

Q:           Why is Federal Life Mutual converting from mutual to stock form?

A:           Federal Life Mutual’s conversion from mutual to stock form and the related stock offering will provide Federal Life Group with additional capital that will enable it to take advantage of anticipated future growth opportunities and provide a source of additional capital for Federal Life Insurance Company. The additional capital raised will also permit Federal Life Insurance Company to develop and offer new insurance and annuity products.

Q:           Will the conversion affect my coverage with Federal Life Insurance Company?

A:           No. Neither the premium you pay nor the insurance coverage under any Federal Life Insurance Company policy that you own will be affected by the conversion.

Q:           Will any policy or annuity that I hold with Federal Life Insurance Company be converted to stock?

A:           No. All policies and annuities will remain as they were prior to the conversion. Eligible members of Federal Life Mutual have a right to purchase shares of common stock of Federal Life Group during the subscription offering. Eligible members of Federal Life Mutual consist of named insureds under issued and in force Federal Life Insurance Company policies and owners of annuities in force as of the close of business on March 8, 2018. These rights to purchase stock cannot be transferred.

ABOUT VOTING RIGHTS

Q:           Who is eligible to vote on the conversion?

A:           The members of Federal Life Mutual of record as of March 8, 2018 (“Eligible Voting Members”) are eligible to vote on the conversion.

Q:           Am I required to vote?

A:           No. Eligible Voting Members are not required to vote. However, because the conversion will produce a fundamental change in Federal Life Mutual’s corporate structure and the rights of the members of Federal Life Mutual, the board of directors of Federal Life Mutual encourages all Eligible Voting Members to vote.

Q:           How can I vote?

A:           You may vote by mailing your signed proxy(s) in the [COLOR] postage-paid envelope marked “PROXY RETURN.” Should you choose to attend the special meeting of members or you decide to change your vote, you may do so by revoking any previously signed proxy.

Q:           Why did I receive more than one proxy?

A:           Each life insurance policyholder is entitled to cast one vote for each $1,000 of life insurance, and each accident and health policyholder is entitled to cast one vote for each $25 of annual premium on each proposal considered at the Special Meeting. If you have more than one policy, you may have received more than one proxy depending upon who is named as an insured on your policy. PLEASE VOTE, SIGN AND RETURN ALL PROXYS THAT YOU RECEIVED.

Q:           Does my vote for the Plan of Conversion require me to buy common stock of Federal Life Group, Inc.?

A:           No. Voting for the Plan of Conversion does not obligate you to buy shares of common stock of Federal Life Group. You can also vote against the Plan of Conversion and still elect to buy shares of Federal Life Group common stock in the offering. However, if a quorum is not obtained for the special meeting of members or if sufficient votes in favor of approving the Plan of Conversion are not cast at the special meeting, the conversion will not occur and no stock of Federal Life Group will be sold.

ABOUT THE STOCK OFFERING AND PURCHASING SHARES

Investment in our common stock involves certain risks. For a discussion of certain of such risks and other factors, you are urged to read the accompanying Prospectus.

Q:           How many shares are being offered and at what price?

A:           In the stock offering, Federal Life Group is offering up to 4,600,000 shares of common stock for sale at $10.00 per share. All shares will be sold at the same price, and no sales commission will be charged to purchasers in the stock offering.

Q:           Who is eligible to purchase stock in the Offering?

A:           Pursuant to the Plan of Conversion, the right to purchase shares of common stock at $10.00 per share in a subscription offering has been granted in the following order of priority:

Priority #1 – Eligible members of Federal Life Mutual, who consist of named insureds under an issued and in force Federal Life Insurance Company policy as of the close of business on March 8, 2018 and holders of annuities issued by Federal Life in force as of the close of business on March 8, 2018; and

Priority #2 – Directors and officers of Federal Life Mutual who are not eligible members.

Common stock that is not sold in the subscription offering is expected to be sold to employees of Federal Life Insurance Company, to a limited number of strategic investors, and to Insurance Capital Group LLC, which has agreed to act as the standby purchaser for the offering at $10.00 per share. Unlike the subscription offering, there are no rights to purchase common stock in the community offering. We have the right to accept or reject any order received in the community offering.

In the event that orders are received for more shares than are available for sale in the stock offering, shares will be allocated as described in the Prospectus.

Q:           How can I buy shares during the Offering?

A:           Shares may be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) by 12:00 noon, Central Time, on ______, 2018, unless the offering is extended as described in the Prospectus. Delivery of a Stock Order Form may be made in one of the following ways: (1) by mail, using the Order Reply Envelope provided, or (2) by overnight delivery to the Stock Information Center address noted on the Stock Order Form.

Q:           How many shares of common stock can I purchase?

A:           The minimum purchase is 50 shares ($500). The maximum allowable purchase for any person or entity, together with associates, affiliates or persons acting in concert with such person or entity, is 50,000 shares ($500,000). Please review the section in the prospectus entitled “The Offering – Limitations on Purchases of Common Stock” for more information regarding purchase limitations.

Q:           How can I pay for the shares?

A:           Payment for shares can be remitted by personal check, bank check or money order in U.S. dollars, payable to “_____________ on behalf of Federal Life Group, Inc.” These will be cashed upon receipt. Cash, wire transfers and third party checks will not be accepted.

Q:           What is the deadline for purchasing shares in the Subscription and Community Offerings?

A:           An executed Stock Order Form, with full payment, must be received by us, using an accepted method of delivery as described above, by no later than 12:00 noon, Central Time, on _____, 2018, unless the offering is extended as described in the Prospectus.

Q:           Is it possible that I will not receive any or all of the shares I ordered?

A:           Yes. If we receive orders in the offering for more shares than we have available to sell, we will allocate shares as described in the Prospectus. If we are unable to fill your order, in whole or in part, you will receive a refund check.

Q:           Will payments for common stock earn interest?

A:           No. Payments that you submit will not earn interest.

Q:           May I change my mind after I place an order to subscribe for stock?

A:           No. After receipt, your order cannot be modified or withdrawn unless the offering is extended beyond _____, 2018, or the offering range is amended to below 3,400,000 shares or above 4,600,000 shares.

Q:           I am eligible to subscribe for shares of common stock in the Subscription Offering, but I am not interested in purchasing any shares. May I allow someone else to use my Stock Order Form to take advantage of my Subscription Offering priority?

A:           No, you cannot transfer any of your subscription rights, and any attempted transfer will be void and not recognized.

On occasion, people attempt to persuade eligible members to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, we ask that you notify us promptly so that we can take the necessary steps to protect subscription rights.

Q:           Will my common stock be insured?

A:           No. Like all stock, the common stock cannot be insured or guaranteed by any government agency, nor will it be insured or guaranteed by Federal Life Group.

Q:           Will dividends be paid on the stock?

A:           We have not yet determined whether or not we will pay any cash dividends, the amount that may be paid, or when the payment of dividends may begin. Our dividend policy will depend upon our financial condition, results of operations and future prospects, as well as that of our subsidiaries.

Q:           How will Federal Life Group shares trade?

A:           Upon completion of the offering, Federal Life Group expects the stock to be traded on the NASDAQ Capital Market under the symbol “FLF.” Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Federal Life Group shares in the future. Upon completion of the offering, a statement setting forth the number of Federal Life Group shares owned will be mailed to purchasers in the stock offering. Shareholders may not be able to sell their shares of common stock until such statement is delivered to them, even though the common stock will have begun trading. Shares will be issued in book entry form only, and you will not receive a stock certificate representing the shares you purchase in the offering.

Q:           Are officers and directors planning to purchase stock?

A:           Yes. Our executive officers and directors, together with their affiliates and associates, plan to purchase approximately 372,000 shares of common stock in the offering.

WHERE TO GET MORE INFORMATION

Q:           How can I get more information?

A:           A Stock Information Center has been established to process orders to purchase stock and to answer any questions related to the conversion and the offering. You may call the Stock Information Center at (610) 205-6005 from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday or email us at federallife@griffinfingroup.com. The Stock Information Center is not open on weekends or bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by means of the Prospectus.

The shares of common stock are not insured and are not guaranteed by Federal Life Group, Inc. or any of its affiliates or by any Federal or state government or agency.